Exhibit 99.1

Senetek PLC Engages Miller Tabak as Financial and Strategic Advisors

Napa, CA (October 23, 2009) — Senetek, PLC (OTCBB: SNKTY), a Life Sciences company engaged in the research, development and commercialization of technologies that target the science of healthy aging, today announced that it has engaged Miller Tabak + Co., LLC as exclusive financial advisor to assist the Board of Directors with a review of strategic options and development of a business plan to maximize the assets of the company.

The Board intends to consider a full range of strategic alternatives, including a recapitalization, a sale or disposition of one or more corporate assets, a potential merger and/or a strategic business combination. While Miller Tabak will assist Senetek in this process, there is no assurance the Company will follow any of the recommendations. If the Board approves a definitive transaction or definitive plan of action, an announcement will be made.

About Senetek PLC:

Senetek PLC (OTCBB:SNKTY) is a Life Sciences company engaged in the research, development and commercialization of breakthrough technologies that target the science of healthy aging. The company’s extensive research collaborations have resulted in a strong pipeline of patented compounds and products with broad therapeutic applications and a leading presence in dermatology, most recently resulting in the development of kinetin, the active ingredient in the best-selling anti-aging product sold in the North American physician market. For more information, visit the company’s websites — www.Senetekplc.com, www.Pyratine6.com and www.PyratineXR.com — or call 877-SENETEK (United States and Canada) or 707-259-6278 (International Locations).

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This news release contains statements that may be considered ‘forward-looking statements’ within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements by their nature involve substantial uncertainty, and actual results may differ materially from those that might be suggested by such statements. Important factors identified by the Company that it believes could result in such material differences are described in the Company’s Annual Report on Form 10-K for the year 2008 and subsequent Quarterly Reports on Form 10-Q. However, the Company necessarily can give no assurance that it has identified or will identify all of the factors that may result in any particular forward-looking statement materially differing from actual results, and the Company assumes no obligation to correct or update any forward-looking statements which may prove to be inaccurate, whether as a result of new information, future events or otherwise.

Contact:	Bratskeir & Company
Mike Rosen
Tara Madden
212-679-2233
mrosen@bratskeir.com
tmadden@bratskeir.com

William O’Kelly
Senetek, PLC
760-226-3900, ext. 102